Exhibit 99.1

Ocular Therapeutix™ Reports Fourth Quarter and Full Year 2025 Financial Results and Business Highlights

SOL-1 Phase 3 superiority trial results remain masked to date

SOL-1 data expected to be presented at the 49th Macula Society Annual Meeting

Ocular plans to submit NDA for AXPAXLI™ in wet AMD based on SOL-1 52 Week data, pending positive results and planned FDA interactions

Completed randomization of 631 subjects in SOL-R Phase 3 non-inferiority trial in December 2025; timing of topline results accelerated and now anticipated in 1Q 2027

HELIOS-3 Phase 3 trial in diabetic retinopathy underway

Cash balance of $737.1 million as of December 31, 2025, with expected runway into 2028

BEDFORD, MA, February 05, 2026 (GLOBE NEWSWIRE) -- Ocular Therapeutix, Inc. (NASDAQ: OCUL, “Ocular”), an integrated biopharmaceutical company committed to redefining the retina experience, today provided recent business highlights and reported financial results for the fourth quarter and year ended December 31, 2025. The business highlights include updated timing for the presentation of topline results of the SOL-1 Phase 3 superiority clinical trial of AXPAXLI™ (also known as OTX-TKI), for the treatment of wet age-related macular degeneration (wet AMD), which are expected to be presented at the 49th Macula Society Annual Meeting, taking place between February 25 – 28, 2026.

Ocular will not be hosting a fourth quarter 2025 conference call as it is currently observing a quiet period in connection with the anticipated SOL-1 clinical trial data readout. The Company plans to resume quarterly earnings calls for its first quarter 2026 financial results.

Recent Achievements and Upcoming Milestones:

•	SOL-1 (Phase 3, wet AMD) superiority trial on track for topline data in the second half of February 2026. Week 52 results for the SOL-1 trial are expected to be presented at the 49th Macula Society Annual Meeting, taking place between February 25 – 28, 2026. The SOL-1 superiority trial, conducted under a Special Protocol Assessment (SPA) agreement with the U.S. Food and Drug Administration (FDA), has the potential to support the first label with a superiority claim over a single dose of aflibercept (2 mg) for any wet AMD product. All subjects have completed their Week 52 visit and have been re-dosed according to their baseline treatment assignment. The trial continues to maintain an exceptional rate of patient retention and per protocol-defined treatment rescues. To date, the SOL-1 trial results remain masked.

•	Pending positive results, Ocular plans to submit a New Drug Application (NDA) for AXPAXLI in wet AMD based on SOL-1 52 Week data. Pending the receipt of favorable topline results and planned interactions with the FDA, Ocular intends to submit for approval with data from the single registrational SOL-1 trial. The Company further intends to leverage the 505(b)(2) approval pathway, which could potentially shorten the NDA review timeline for AXPAXLI by up to two months.

•	SOL-R (Phase 3, wet AMD) non-inferiority trial completed randomization in December 2025, accelerating expected topline data to 1Q 2027. The SOL-R trial randomized 631 subjects, exceeding Ocular’s 555-subject target. The SOL-R non-inferiority trial complements SOL-1 with the potential to provide additional data to support the immediate adoption of AXPAXLI into clinical practice, if approved. SOL-R incorporates a comprehensive 24-week screening and loading phase to exclude subjects with early persistent fluid or significant retinal fluid fluctuations, thereby de-risking the randomized trial population.

•	SOL-X (wet AMD) open label extension trial initiation expected in 2Q 2026. Subjects who have successfully completed two-year safety follow-up in either SOL-1 or SOL-R will have an opportunity to enroll in the SOL-X trial for an additional three years of safety follow-up. SOL-X outcomes may further expand AXPAXLI’s potential by highlighting the need to start AXPAXLI treatment early or potentially risk worse long-term visual outcomes due to potential fibrosis and atrophy that may be seen with pulsatile treatments.

•	HELIOS-3 (Phase 3, NPDR) randomization is underway for AXPAXLI Phase 3 trial in diabetic retinopathy. HELIOS-3, which the Company initiated in November 2025, is a superiority trial in subjects with moderately severe or severe non-proliferative diabetic retinopathy (NPDR). The trial is designed to support a broad label in diabetic retinal disease by allowing subjects with non-center-involved diabetic macular edema (non-CI-DME) to be enrolled in the trial. Ocular’s potential second Phase 3 trial in diabetic retinal disease, HELIOS-2, has not yet been initiated. Subject to the results of Ocular’s anticipated discussions with the FDA regarding filing plans for AXPAXLI in wet AMD based on SOL-1 data, the Company may elect to pursue a streamlined development approach in diabetic retinal disease, potentially advancing with only a single Phase 3 HELIOS-3 trial.

•	Raised gross proceeds of approximately $475 million from September 2025 equity offering. Net proceeds from the equity offering of approximately $445.6 million support planned operations into 2028.

Fourth Quarter Ended December 31, 2025, Financial Results:

Total cash and cash equivalents were $737.1 million as of December 31, 2025. Based on current plans and related estimates of anticipated cash inflows from DEXTENZA®, the Company believes that its current cash balance is sufficient to support its planned expenses, debt service obligations, and capital expenditure requirements into 2028. This cash projection factors in the expected topline data readout from the SOL-1, SOL-R, HELIOS-3, and if needed, HELIOS-2 registrational trials, the initiation of the SOL-X wet AMD open label extension trial, plus investment in pre-commercial activities associated with AXPAXLI, but does not currently include the full expenses the Company anticipates it needs to support the commercialization of AXPAXLI, if approved.

Total net revenue was $13.3 million for the fourth quarter of 2025, a 22.4% decrease as compared to total net revenue of $17.1 million in the comparable quarter in 2024. Total net revenue for the full year 2025 was $52.0 million versus $63.7 million in 2024, a decrease of 18.5%. Total net revenue includes both gross DEXTENZA product revenue, net of discounts, rebates, and returns, which the Company refers to as net product revenue, and collaboration revenue. DEXTENZA recorded its highest annual unit volume in product history in 2025; however, the reduction in net revenue was due to a significantly more challenging reimbursement environment for DEXTENZA in 2025.

Research and development expenses for the fourth quarter of 2025 were $50.8 million versus $41.0 million for the comparable quarter in 2024, reflecting an increase in overall clinical expenses associated with the ongoing SOL-1, SOL-R, and HELIOS-3 Phase 3 clinical trials, and preparations to initiate the SOL-X trial, with additional personnel and professional services to support these clinical trials. Overall R&D expenses for the full year 2025 increased to $197.1 million from $127.6 million in 2024, reflecting the timing and conduct of the Company’s clinical trials as well as additional personnel and professional services to support these clinical trials.

Selling and marketing expenses were $13.0 million for the fourth quarter of 2025, as compared to $10.8 million for the comparable quarter of 2024, primarily reflecting an increase in personnel-related costs, including stock-based compensation expense, related to the expansion of our commercial team for AXPAXLI. Overall, selling and marketing expenses for the full year 2025 increased to $53.9 million from $41.6 million for 2024, primarily related to an increase in personnel-related costs and professional fees including costs related to corporate branding and pre-commercial activities for AXPAXLI.

General and administrative expenses were $17.7 million for the fourth quarter of 2025, as compared to $14.6 million for the comparable quarter of 2024, primarily due to an increase in personnel-related costs, including stock-based compensation expense. Overall, general and administrative expenses for the full year 2025 increased to $64.4 million from $60.7 million for 2024, primarily due to an increase in personnel-related costs, including stock-based compensation expense, and other facilities and IT related costs.

Net loss for the fourth quarter of 2025 was $(64.7) million, or a net loss of $(0.29) per share on both a basic and diluted basis, compared to a net loss of $(48.4) million, or a net loss of $(0.29) per share on a basic and diluted basis, for the comparable quarter of 2024. The net loss in the fourth quarter of 2025 includes a net gain from the change in fair value of our derivative liability of $0.6 million, which is comprised of a non-cash gain from fair value measurement of the derivative liability associated with the Barings Credit Facility of $1.1 million, and expense related to actual royalty fees under the Barings Credit Facility of $(0.5) million. The net loss for the fourth quarter of 2024 includes a net gain from the change in the fair value of our derivative liability of $0.6 million, which is comprised of a $1.2 million non-cash gain from fair value measurement of the derivative liability associated with the Barings Credit Facility, partially offset by $(0.6) million expense related to actual royalty fees under the Barings Credit Facility.

Overall, the Company reported a net loss of $(265.9) million, or a loss of $(1.42) per share on a basic and diluted basis, for the year ended December 31, 2025 versus a net loss of $(193.5) million, or a loss of $(1.22) per share on a basic and diluted basis, for the year ended December 31, 2024.

Outstanding shares as of February 2, 2026, were approximately 217.7 million.

About AXPAXLI

AXPAXLI™ (also known as OTX-TKI) is an investigational, bioresorbable, intravitreal hydrogel incorporating axitinib, a small molecule, multi-target, tyrosine kinase inhibitor with anti-angiogenic properties, being evaluated for the treatment of wet AMD and diabetic retinal disease.

About the SOL-1 Trial

The registrational Phase 3 SOL-1 trial (NCT06223958) is designed to evaluate the safety and efficacy of AXPAXLI in a multi-center, double-masked, randomized (1:1), parallel group trial that involves more than 100 clinical trial sites located in the U.S. and Argentina. In December 2024, the trial completed randomization of 344 evaluable treatment-naïve subjects with a diagnosis of wet AMD in the study eye.

The superiority trial has an eight-week loading segment prior to randomization. During the loading segment, subjects who have 20/80 vision or better and a central subfield thickness (CSFT) of ≤500 μm receive two doses of aflibercept (2 mg) at Week -8 and Week -4. Subjects who achieve best corrected visual acuity (BCVA) of 20/20 at Day 1 or gain at least 10 early treatment diabetic retinopathy study (ETDRS) letters at Day 1 along with a CSFT of ≤350 μm were then randomized to receive a single dose of AXPAXLI or a single dose of aflibercept (2 mg). At Week 52 and at Week 76, all subjects are re-dosed with their respective initial treatment of AXPAXLI or aflibercept (2 mg). Subjects will be followed for safety until the end of Week 104. Throughout the trial, subjects are assessed monthly. Trial subjects and designated trial personnel will remain masked through the end of Week 104. The clinical trial protocol requires that, during the trial, subjects in either arm meeting pre-specified rescue criteria will receive a supplemental dose of aflibercept (2 mg).

The primary endpoint of SOL-1 is the proportion of subjects who maintain visual acuity, defined as a loss of <15 ETDRS letters of BCVA, at Week 36. Subjects will continue to be evaluated for treatment durability up to Week 52. The trial is being conducted under a Special Protocol Assessment (SPA) agreement with the FDA.

About the SOL-R Trial

The registrational Phase 3 SOL-R trial (NCT06495918) is designed to evaluate the safety and efficacy of AXPAXLI in a multi-center, double-masked, randomized (2:2:1), three-arm trial that includes sites located in the U.S., Argentina, India, and Australia in subjects who are treatment-naïve or were diagnosed with wet AMD in the study eye within about four months prior to enrollment. Further, to qualify for screening, a subject’s study eye must have had a BCVA ETDRS letter score of ≥34 (~20/200). In December 2025, the trial completed the randomization of 631 subjects.

This non-inferiority trial reflects a patient enrichment strategy over the six months prior to randomization that includes three screening doses of any anti-VEGF therapy, excluding brolucizumab-dbll, and monitoring to exclude those subjects with early persistent fluid or significant retinal fluid fluctuations. Subjects who continue to meet eligibility, defined as a CSFT of ≤350 μm at Week -12 and Week -8 with ≤35 μm CSFT increase from the lowest CSFT at any prior visit, entered a run-in period and received two loading doses of aflibercept (2 mg) prior to Day 1. Subjects in the first arm receive a single dose of AXPAXLI at Day 1 and are re-dosed at Weeks 24, 48, and 72. Subjects in the second arm receive aflibercept (2 mg) on Day 1 and per label every eight weeks thereafter. Subjects in the third arm receive a single dose of aflibercept (8 mg) at Day 1 and are re-dosed at Weeks 24, 48, and 72, aligned with the AXPAXLI treatment arm for adequate masking. Subjects will be followed for safety until the end of Week 96. Throughout the trial, subjects are assessed monthly. Trial subjects and designated trial personnel will remain masked through the end of Week 96. Subjects in any arm that meet pre-specified rescue criteria will receive a supplemental dose of aflibercept (2 mg). The pre-specified rescue criteria include a >5-letter loss in visual acuity plus a ≥75 μm increase in CSFT.

The primary endpoint of SOL-R is to demonstrate non-inferiority in mean BCVA change from baseline between the AXPAXLI and on-label aflibercept (2 mg) arms at Week 56. As per the protocol agreed to by the FDA, the non-inferiority margin for the lower bound is -4.5 letters of mean BCVA when compared to aflibercept (2 mg) dosed every eight weeks. In a written Type C response received in August 2024, and a subsequent written response received in December 2024, the FDA agreed that the SOL-R repeat dosing wet AMD trial, with a primary endpoint at Week 56, should be appropriate as an adequate and well-controlled trial in support of a potential New Drug Application and product label for wet AMD.

About the SOL-X Trial

The SOL-X trial is a multi-center, 36-month open-label extension trial designed to evaluate the long-term safety, efficacy, and disease modifying potential of AXPAXLI in wet AMD for subjects who have successfully completed their two-year safety follow-up visits in either the SOL-1 or SOL-R trials.

According to the planned trial design, all subjects will be given AXPAXLI every 24 weeks, starting at Day 1 (Week 104 in SOL-1, Week 96 in SOL-R), at Week 24, Week 48, Week 72, Week 96, and Week 120. Subjects are assessed at Week 4, Week 12, and then every 12 weeks thereafter. Additional visits can be conducted with supplemental anti-VEGF injection administered based on investigator discretion.

The primary objectives of SOL-X are to evaluate the long-term safety of AXPAXLI; to explore long-term visual outcomes, including visual acuity and the incidence and/or progression of fibrosis and macular atrophy; and to evaluate the impact of delayed initiation of AXPAXLI in patients who initially were randomized to receive aflibercept in either SOL-1 or SOL-R.

About the HELIOS-3 Trial

The registrational Phase 3 HELIOS-3 trial is designed to evaluate the safety and efficacy of AXPAXLI in a multi-center, double-masked, randomized (1:1:1), three-arm trial. The trial is designed to enroll approximately 930 subjects with moderately severe to severe non-proliferative diabetic retinopathy (NPDR) without center-involved diabetic macular edema (CI-DME).

Subjects in the first arm receive a single dose of AXPAXLI at Day 1 and are re-dosed at Week 24. Subjects in the second arm receive a single dose of AXPAXLI at Day 1 and sham at Week 24. Subjects in the third arm receive sham at Day 1 and at Week 24, aligned with the AXPAXLI treatment arms for adequate masking. Throughout the trial, subjects are assessed every 12 weeks.

The primary endpoint of HELIOS-3 is the ordinal diabetic retinopathy severity score (DRSS) 2-step change status at Week 52 from baseline (≥2-step improvement, ≥2-step worsening, less than 2-step change in either direction).

About Wet AMD

Wet age-related macular degeneration (wet AMD) is a leading cause of severe, irreversible vision loss affecting approximately 14.8 million individuals globally and 1.7 million in the United States alone. Wet AMD causes vision loss due to abnormal new blood vessel growth and hyperpermeability and associated retinal vascularity in the macula, which is primarily stimulated by local upregulation of vascular endothelial growth factor (VEGF). Without prompt and continuous treatment to control this exudative activity, patients develop irreversible vision loss. With proper treatment, patients may maintain visual function for a period of time and may temporarily regain lost vision. Challenges with current therapies include pulsatile, repeated intraocular injections, treatment-related adverse events and up to 40% patient discontinuation within one year of initiating treatment with continued disease progression. Taken together, these factors lead to undertreatment and a lack of long-term vision improvement for patients.

About Diabetic Retinal Disease

Diabetic retinal disease is an increasingly prevalent global health concern, driven by the rapidly rising number of individuals diagnosed with diabetes each year.

Diabetic retinopathy (DR) is the most common category of retinal diseases, affecting over an estimated 103 million people worldwide. DR is a progressive condition in which retinal blood vessels are damaged following a cascade of events triggered by chronically elevated levels of blood glucose. As many as half of all diabetic patients are expected to develop some form of DR in their lifetime. DR can progress from the non-proliferative (NPDR) stages to the proliferative (PDR) stage characterized by the growth of abnormal new blood vessels. Fewer than 1% of the 6.4 million NPDR patients in the U.S. receive treatment today, despite the availability of anti-VEGF therapies approved for the indication, largely due to the burden of frequent injections.

Diabetic macular edema (DME) is also a leading cause of vision loss in the working-age population. DME, the result of an accumulation of fluid in the macula that can afflict patients with diabetes, can occur at any stage of DR. In patients with DME, blood vessels in the eyes leak and start to swell, which can cause vision loss or blindness. Anti-VEGF drugs are approved to treat DME, but these treatments typically require frequent intravitreal injections, placing a significant burden on patients and physicians alike.

About Ocular Therapeutix, Inc.

Ocular Therapeutix, Inc. is an integrated biopharmaceutical company committed to redefining the retina experience. AXPAXLI™ (also known as OTX-TKI), Ocular’s investigational product candidate for retinal disease, is an axitinib intravitreal hydrogel based on its ELUTYX™ proprietary bioresorbable hydrogel-based formulation technology. AXPAXLI is currently in Phase 3 clinical trials for wet age-related macular degeneration (wet AMD) and diabetic retinal disease, including non-proliferative diabetic retinopathy (NPDR).

Ocular’s pipeline also leverages the ELUTYX technology in its commercial product DEXTENZA®, an FDA-approved corticosteroid for the treatment of ocular inflammation and pain following ophthalmic surgery in adults and pediatric patients and ocular itching associated with allergic conjunctivitis in adults and pediatric patients aged two years or older, and in its investigational product candidate OTX-TIC, which is a travoprost intracameral hydrogel that has completed a Phase 2 clinical trial for the treatment of open-angle glaucoma or ocular hypertension. Ocular is currently evaluating next steps for the OTX-TIC program.

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DEXTENZA® is a registered trademark of Ocular Therapeutix, Inc. The Ocular Therapeutix logo, AXPAXLI™, ELUTYX™, and Ocular Therapeutix™ are trademarks of Ocular Therapeutix, Inc.

Forward-Looking Statements

This press release contains forward-looking statements of the Company regarding its future expectations, plans, and prospects; statements regarding the development and regulatory status of the Company’s product candidate AXPAXLI (also known as OTX-TKI), including the Company’s intentions, assuming the data are positive, to submit a new drug application for AXPAXLI based on Week 52 data from the Company’s SOL-1 Phase 3 clinical trial of AXPAXLI for the treatment of wet AMD; statements regarding the timing, design, enrollment, randomization, conduct and retention of subjects in the Company’s ongoing and planned clinical trials for AXPAXLI; statements regarding the commercial potential of AXPAXLI; statements regarding the timing of the availability of data from the SOL-1 trial and the SOL-R trial; statements regarding the future commercialization of DEXTENZA; statements regarding the Company’s cash runway and the sufficiency of the Company’s cash resources; statements regarding the potential utility or adoption, if approved, of any of the Company’s product candidates, including AXPAXLI; and other statements containing the words “anticipate”, “believe”, “estimate”, “expect”, “intend”, “designed”, “goal”, “may”, “might”, “plan”, “position”, “predict”, “project”, “target”, “potential”, “will”, “would”, “could”, “should”, “continue”, and similar expressions, all of which constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors. Such forward-looking statements involve substantial risks and uncertainties that could cause the Company’s development programs, future results, performance, or achievements to differ significantly from those expressed or implied by the forward-looking statements. Such risks and uncertainties include, among others, uncertainties regarding the initiation, design, timing, conduct and outcomes of the Company’s ongoing clinical trials, including the Company’s SOL-1 trial, SOL-R trial, and HELIOS-3 trial, and its planned SOL-X trial and potential HELIOS-2 trial; the timing and costs involved in commercializing any product or product candidate that receives regulatory approval; the risk that the U.S. Food and Drug Administration, or FDA, will not agree with the Company’s interpretation of the written agreements under the Special Protocol Assessments for AXPAXLI, including for the SOL-1 trial and HELIOS-2 trial; uncertainty as to whether the FDA will accept a new drug application for AXPAXLI on the basis of a single pivotal clinical trial, even if SOL-1 data are positive; uncertainty as to the minimum clinical data required to demonstrate the safety of a proposed product candidate such as AXPAXLI, even if the FDA recognizes that only one pivotal clinical trial may be required to demonstrate efficacy; the risk that even though the FDA has agreed with the overall design of the SOL-1 trial, the FDA may not find that the data generated by the trial and submitted by the Company, even if positive, are sufficient to demonstrate the safety and efficacy of AXPAXLI to the degree necessary to support marketing approval for wet AMD; the risk that the FDA might not agree to the Company’s design, protocol, and statistical analysis plan of any of its clinical trials for which the Company has not obtained a Special Protocol Assessment; the risk that the Company and the FDA may not agree on the registrational pathway for any of its product candidates, including AXPAXLI; uncertainty as to whether the Company will be able to timely satisfy the FDA’s other requirements for regulatory approval of AXPAXLI, including the FDA’s Chemistry, Manufacturing and Control’s requirements, even if the Company can satisfy the FDA’s clinical requirements to demonstrate safety and efficacy; uncertainty as to what restrictions, if any, may be imposed on the label for AXPAXLI, if approved, pending the receipt of additional clinical data or otherwise; uncertainty as to whether the data from earlier clinical trials will be predictive of the data of later clinical trials, particularly later clinical trials that have a different design or utilize a different formulation than the earlier trials, whether preliminary or interim data from a clinical trial (including masked safety or masked rescue data from the Company’s SOL-1 trial or SOL-R trial) will be predictive of final data from such trial, or whether data from a clinical trial assessing a product candidate for one indication will be predictive of results in other indications; uncertainty as to the Company’s ability to retain regulatory approval of any product or product candidate that receives regulatory approval; uncertainty as to whether data from the Company’s SOL-X trial will demonstrate additional clinically meaningful, long-term benefits; uncertainties regarding the potential commercial advantages and/or position of the Company’s product candidates; uncertainty regarding the implementation and impact of most-favored-nation and other reference pricing regimes on the commercial potential of AXPAXLI, especially in markets outside the United States; availability of data from clinical trials and expectations for regulatory submissions and approvals; the Company’s scientific approach and general development progress; uncertainties inherent in estimating the Company’s cash runway, future expenses and other financial results, including its ability to fund future operations, including clinical trials; the Company’s existing indebtedness and the ability of the Company’s creditors to accelerate the maturity of such indebtedness upon the occurrence of certain events of default; and other factors discussed in the “Risk Factors” section contained in the Company’s quarterly and annual reports on file with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent the Company’s views as of the date of this press release. The Company anticipates that subsequent events and developments may cause the Company’s views to change. However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so, whether as a result of new information, future events or otherwise, except as required by law. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date of this press release.

Investors & Media
Ocular Therapeutix, Inc.
Bill Slattery
Vice President, Investor Relations
bslattery@ocutx.com

Ocular Therapeutix, Inc.

Consolidated Balance Sheets

(in thousands, except share and per share data)

	December 31,	December 31,
	2025	2024
Assets
Current assets:
Cash and cash equivalents	$737,060	$392,102
Accounts receivable, net	30,650	32,388
Inventory	3,564	3,040
Prepaid expenses and other current assets	10,855	13,457
Total current assets	782,129	440,987
Property and equipment, net	19,676	9,389
Restricted cash	1,614	1,614
Operating lease assets	4,638	5,945
Total assets	$808,057	$457,935
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$4,154	$4,176
Accrued expenses and other current liabilities	43,835	35,117
Deferred revenue	—	128
Operating lease liabilities	2,817	1,933
Total current liabilities	50,806	41,354
Other liabilities:
Operating lease liabilities, net of current portion	2,815	5,345
Derivative liability	13,903	13,246
Deferred revenue, net of current portion	14,000	14,000
Notes payable, net	71,336	68,505
Other non-current liabilities	887	141
Total liabilities	153,747	142,591
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.0001 par value; 5,000,000 shares authorized and no shares issued or outstanding at December 31, 2025 and December 31, 2024, respectively	—	—
Common stock, $0.0001 par value; 400,000,000 shares and 400,000,000 shares authorized and 215,927,600 and 157,749,490 shares issued and outstanding at December 31, 2025 and December 31, 2024, respectively	22	16
Additional paid-in capital	1,811,311	1,206,412
Accumulated deficit	(1,157,023)	(891,084)
Total stockholders’ equity	654,310	315,344
Total liabilities and stockholders’ equity	$808,057	$457,935

Ocular Therapeutix, Inc.

Consolidated Statements of Operations and Comprehensive Loss

(in thousands, except share and per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2025	2024	2025	2024
Revenue:
Product revenue, net	$13,250	17,020	$51,823	$63,461
Collaboration revenue	—	63	128	262
Total revenue, net	13,250	17,083	51,951	63,723
Costs and operating expenses:
Cost of product revenue	1,594	1,230	6,574	5,626
Research and development	50,800	40,989	197,096	127,635
Selling and marketing	12,957	10,840	53,922	41,590
General and administrative	17,659	14,600	64,376	60,653
Total costs and operating expenses	83,010	67,659	321,968	235,504
Loss from operations	(69,760)	(50,576)	(270,017)	(171,781)
Other income (expense):
Interest income	7,343	4,671	18,355	20,282
Interest expense	(2,832)	(3,106)	(11,835)	(13,577)
Change in fair value of derivative liabilities	595	623	(2,471)	(480)
Loss on extinguishment of debt	—	—	—	(27,950)
Other gains	—	—	29	—
Total other income (expense), net	5,106	2,188	4,078	(21,725)
Net loss	$(64,654)	$(48,388)	$(265,939)	$(193,506)
Net loss per share, basic	$(0.29)	$(0.29)	$(1.42)	$(1.22)
Weighted average common shares outstanding, basic	222,921,325	168,019,285	187,241,483	158,265,162
Net loss per share, diluted	$(0.29)	$(0.29)	$(1.42)	$(1.22)
Weighted average common shares outstanding, diluted	222,921,325	168,019,285	187,241,483	158,265,162